UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.20549

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FORM 8-K

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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 14, 2007

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ASIA PREMIUM TELEVISION GROUP, INC

(Exact name of registrant as specified in its charter)

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Nevada	033-33263	62-1407521
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 602, 2North Tuanjiehu Street, Chaoyang District

Beijing, 100026,  P.R.C.

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +8610 6582-7900

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-Kfiling is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 14, 2007, our Board of Directors approved a change in our financial year-end from March 31 to September 30. The report covering the transition period from April 1, 2007 to September 30, 2007 will be filed on Form 10-K. The new 2008 Fiscal Year will begin on October 1, 2007.

We changed our fiscal year-end in order to best reflect our enhanced business strategy for Fiscal 2008. The Company's enhanced business strategy entails gradually divesting its low-margin, media buying operations in order to expand its brand consulting/marketing operations through the launch of a mobile-based marketing service that enables mobile phone users to access personalized media and to make payments through their cell phones.

Further rationale and details for this enhanced business strategy are included in the following paragraphs.

About Our Current Business

We operate as a single segment business that provides advertising, media and marketing solutions to product manufacturers, service providers and corporations in Mainland China. Our core operations are: (1) The provision of Brand Marketing Consulting Services; and (2) Media Buying on behalf of large corporate clients. In (1), we generate revenue in the form of service fees; in (2), we generate revenue by earning the spread on media purchase for our clients.

Rationalizing Our Current Media Buying Business

Although our media buying operations currently account for approximately 95% of our total revenue, these operations have a net margin of 1-2%. They also carry operating risk resulting from: (a) High working-capital requirements (the company has to finance the large-scale media-buying of its clients on an ongoing basis); (b) High dependence on certain corporate clients for business (the company’s largest client accounts for over 40% of our revenues); (c) Large account receivables and related bad debt expenses, due to long payment collection cycles common in China; and (d) Reliance on key management members who maintain important client relationships for the business.

In order to diversify revenue sources and strengthen overall growth prospects for the future, the Company plans (1) To gradually divest its low-margin media-buying operations to free up resources; and (2) To enhance its existing brand consulting and marketing operations by adding fully integrated mobile phone-based marketing solutions for corporate clients. Our plan for these mobile marketing operations is outlined below.

Enhancing Our Brand Marketing Operations with the Mobile Phone-Based Marketing Solutions

We plan to enter China’s mobile marketing space. Details of our enhanced business plan will be communicated at a later stage.

The company's rationale for expanding into the mobile and mobile-based marketing sectors is three-fold:

(1)    China's Potential Market for Mobile Services is Large and Growing. China currently has over 500 million cell phone users (as compared with only about 130 million desktop Internet users) and the number is still growing at several million per month. Chinese consumers are increasingly using their cell phones to receive and search for information, and many are beginning to make purchases though their phones as well.

(2)    There is Growing Demand for Mobile-Marketing Services among Advertisers. In a survey the Company recently conducted, the majority of the Company's existing corporate clients expressed strong interest in purchasing mobile marketing services. This is a good indication that mobile marketing will begin attracting advertising dollars away from traditional advertising budgets in the coming years.

(3)    The Company is Well-Positioned to become a Leader in China's Mobile Marketing Space. The Company is well-positioned to enter China's mobile phone-based marketing sector due to its: (a) Access to high-technology for the described mobile software solution; (b) Strong relationships with China's Telecom carriers; (c) Close relationships with mobile phone manufacturers and mobile phone distributors in Mainland China.

We believe that our enhanced business strategy, based on the expansion of our current marketing services to include mobile marketing, will position us for scalable, profitable growth over the long term. Our strategy also advances our aim of more effectively connecting brands and content with their target consumers in Mainland China.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asia Premium Television Group, Inc.

Date: November 14, 2007	By:	/s/ Li Li

	Name:	Li Li
	Title:	Chairman

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